                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

    Filed by the Registrant  [X]

    Filed by a Party other than the Registrant  [ ]

    Check the appropriate box:

    [ ]  Preliminary Proxy Statement

    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    [X]  Definitive Proxy Statement

    [ ]  Definitive Additional Materials

    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Basin Exploration, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required

    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    (5)  Total fee paid:

--------------------------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    (3)  Filing Party:

--------------------------------------------------------------------------------
    (4)  Date Filed:

--------------------------------------------------------------------------------

                            BASIN EXPLORATION, INC.
                               UNTIL MAY 8, 2000:
                          370 17th Street, Suite 3400
                             Denver, Colorado 80202
                               AFTER MAY 8, 2000:
                           1670 Broadway, Suite 2800
                          Denver, Colorado 80202-4801
                                 (303) 685-8000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000

TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of BASIN EXPLORATION, INC. will be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, on May 11, 2000 at 8:30 a.m. for the following purposes:

           1.     To re-elect Class II directors to the Board of Directors.

           2. To approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

           3. To transact such other business as may properly come before the meeting or any adjournment(s).

         Only stockholders of record as of the close of business on March 24, 2000 (the "Record Date") will be entitled to notice of or to vote at this meeting or any postponement or adjournment(s). A copy of the Annual Report to Stockholders for the Fiscal Year Ended December 31, 1999 is enclosed with this Notice and Proxy Statement.

         WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU CAN USE THE TOLL-FREE TELEPHONE NUMBER OR INTERNET VOTING SITE LISTED ON THE ENCLOSED PROXY CARD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.



                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ HOWARD L. BOIGON
                                          Howard L. Boigon
                                          Secretary

March 29, 2000

                             BASIN EXPLORATION, INC.

                                 PROXY STATEMENT

                                     FOR THE

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 11, 2000

         We are furnishing this Proxy Statement to stockholders in connection with the solicitation of proxies by our Board of Directors for use at Basin's Annual Meeting of Stockholders to be held in the Onyx Room at the Brown Palace Hotel, 321 17th Street, Denver, Colorado, on May 11, 2000, at 8:30 a.m. or at any adjournment or postponement. We are mailing this Proxy Statement and Proxy to stockholders on April 12, 2000.

         Basin is paying the cost of soliciting Proxies. In addition to the mailings, Basin's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

         There are currently eight members of the Board of Directors. All directors serve staggered terms of three years. The terms of Messrs. Howard L. Boigon and J. Paul Hellstrom expire at the Annual Meeting of Stockholders in 2000. The Board of Directors recommends that stockholders re-elect Messrs. Boigon and Hellstrom as Class II Directors for three-year terms to expire at the annual meeting in 2003.

         Directors are elected by the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting. Both of the nominees have expressed their willingness to serve, but if either of the nominees are not available for election, the Proxy holders named in the enclosed Proxy form intend to vote for such other person or persons as the Board of Directors may nominate. You can find information about each nominee in "Management -- Directors and Executive Officers."

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 2)

         The Board of Directors has selected Arthur Andersen LLP to be Basin's independent auditor for the current fiscal year. We will request stockholders to approve that selection at the Annual Meeting. Arthur Andersen LLP has served as Basin's independent auditor since January 1992. Arthur Andersen LLP does not have and has not had at any time any direct or indirect financial interest in Basin and does not have and has not had at any time any connection with Basin in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither Basin, nor any officer, director, or associate of Basin, has any interest in Arthur Andersen LLP.

         A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF SUCH APPOINTMENT.

                       ACTION TO BE TAKEN UNDER THE PROXY

         If your shares of Basin common stock are held by a broker, bank or other nominee (in "street name"), you will receive instructions from them on how to vote your shares. If you hold shares of common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by:

           - marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

           - using the toll-free telephone number or Internet voting site listed on the enclosed proxy card. Specific directions for using the telephone and Internet voting systems are shown on the proxy card.

When using telephone or Internet voting, the systems verify that you are a stockholder through the use of a company number for Basin and a unique control number for you. If you vote by telephone or Internet, please do not mail the enclosed proxy card.

         Whichever of these methods you use to transmit your instructions, your shares of common stock will be voted as you direct. If you sign and return the proxy or otherwise designate the proxies named on the proxy card to vote on your behalf but do not specify how to vote, then the shares will be voted FOR the recommendations of the Board of Directors. You may revoke a proxy at any time prior to its exercise by written notice to the Secretary of Basin, by submission of another proxy bearing a later date (by mail, telephone or Internet) or by attending the Annual Meeting and voting in person.

         Your proxy will also be voted on other business properly presented at the Annual Meeting. Management knows of no matters other than those described above to be considered at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, the persons named in your proxy will vote your proxy in accordance with their best judgment. The persons named in the accompanying proxy will also, if they believe it advisable, vote to adjourn the Annual Meeting from time to time, and your proxy will be voted on any matter that may properly be raised at the subsequent Annual Meeting.

                        RECORD DATE AND VOTING SECURITIES

         Only holders of Basin's $0.01 par value common stock of record as of the close of business on March 24, 2000 (the "record date"), can vote on matters presented at the Annual Meeting. On March 24, 2000 there were outstanding 18,517,000 shares of common stock, which constituted all of Basin's outstanding voting securities. Each share of common stock will be entitled to one vote on all matters presented at the Annual Meeting, and there is no cumulative voting. The affirmative vote of a majority of the total number of shares represented and voted at the Annual Meeting, assuming a quorum is present, is necessary for the approval of each of the matters voted on.

         Basin will request banks, brokerage houses, and other institutions which act as nominees or fiduciaries for owners of Basin's common stock to forward this proxy material to persons for whom they hold shares and to obtain authorization for the execution of proxies.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as to the number of shares of Basin's common stock beneficially owned as of the date of this proxy statement, March 29, 2000, by the following persons:

     o each person whom Basin knows to be the beneficial owner of more than 5% of Basin's common stock;

     o    each of Basin's directors;

     o the five most highly compensated executive officers, including the Chief Executive Officer; and

     o    all of the executive officers and directors as a group.

Except as otherwise indicated, the persons named below have reported to Basin that they have sole investment and voting power with respect to the shares listed below, subject to any applicable community property laws.

                                                                                                    PERCENTAGE
                                                                              NUMBER OF             BENEFICIALLY
       NAME AND ADDRESS                                                        SHARES                  OWNED
       ----------------                                                        ------                  -----

Michael S. Smith.................................................            2,793,108(a)                 15.0%
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

Franklin Resources, Inc., Charles B. Johnson,
Rupert H. Johnson, Jr. and Franklin Advisers, Inc................            1,317,700(b)                  7.1%
    777 Mariners Island Blvd.
    San Mateo, CA 94403-7777

Amvescap PLC.....................................................              954,200(c)                  5.2%
    1315 Peachtree St., N.E., Suite 500
    Atlanta, GA 30309

State Street Research & Management Company.......................              933,900(d)                  5.0%
    One Financial Center, 30th Floor
    Boston, MA 02111-2690

Neil  L. Stenbuck................................................              127,288(e)                    *
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

Howard L. Boigon.................................................              136,410(f)                    *
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

David A. Pustka..................................................              150,097(g)                    *
    Suite 1900
    1111 Bagby
    Houston, Texas 77002

Patrick A. Jackson...............................................               30,000(h)                    *
    Suite 1900
    1111 Bagby
    Houston, Texas 77002

Donald H. Anderson...............................................               15,667(i)                    *
    Suite 2750
    370 17th Street
    Denver, Colorado 80202

John F. Greene...................................................               52,500(j)                    *
    P. O. Box 2168
    Silverthorne, Colorado 80498

J. Paul Hellstrom................................................               30,690(k)                    *
    75 Overlook Rd.
    Morristown, NJ 07960

Michael A. Nicolais..............................................               39,500(l)                    *
    40 East 52nd Street, 9th Floor
    New York, NY 10022


Larry D. Unruh...................................................               29,500(m)                    *
    717 17th Street, Suite 1600
    Denver, Colorado 80202

All directors and executive officers
as a group (13 persons)..........................................            3,689,646(n)                 19.2%

----------

    *   Less than 1%

(a) Includes 2,164,415 shares held by Mr. Smith, 304,300 shares held by Mr. Smith's wife, 4,000 shares held by Mr. Smith's daughters, 96,000 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee, and 66,893 shares held by KaiTar Foundation, a nonprofit charitable foundation of which Mr. Smith's wife is president and Mr. Smith is vice president. Mr. Smith has no voting or investment power with respect to the shares held by his wife and daughters and disclaims beneficial ownership of such shares. Mr. Smith in his capacity as the trustee of the trusts for his children and as vice president of KaiTar Foundation has voting and investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares. Also includes stock options for 157,500 shares exercisable within 60 days and 55,000 performance shares, on which the restrictions lapse January 1, 2001 as to 20,000 shares, January 1, 2002 as to 20,000 shares and January 1, 2003 as to 15,000 shares.

(b) According to a Schedule 13G filed with the Securities and Exchange Commission, Franklin Advisers, Inc. beneficially owns 1,317,700 shares with sole voting power and 1,317,700 shares with sole dispositive power. These shares are stated to include securities beneficially owned by one or more open or closed-end investment companies or other managed accounts which have the right to receive dividends and proceeds from the sale of the shares and which are advised by direct and indirect investment advisory subsidiaries ("Advisory Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Advisory Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore such Advisory Subsidiaries may be deemed to be the beneficial owners of the securities so owned. Charles B. Johnson and Rupert H. Johnson, Jr. are each stated to own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. They and FRI may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. Franklin Small Cap Growth Fund, a series of Franklin Strategic Series, a company registered under the Investment Company Act of 1940, has a reported interest in more than 5% of Basin's outstanding common stock. All reporting persons disclaim beneficial ownership of the shares reported.

(c) According to a Schedule 13G filed with the Securities and Exchange Commission, Amvescap PLC beneficially owns 954,200 shares with shared voting power and 954,200 shares with shared dispositive power. These shares are stated to be owned by Amvescap PLC as Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G) of the Securities and Exchange Commission. The subsidiaries of the Parent Holding Company which are stated to be the owners of the shares reported are AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc. INVESCO Management and Research, Inc., and INVESCO Asset Management Limited. The reporting persons are stated to hold the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such shares. The interest of any such persons is stated not to exceed 5% of Basin's outstanding common stock. All reporting persons disclaim beneficial ownership of the shares reported.

(d) According to a Schedule 13G filed with the Securities and Exchange Commission, State Street Research & Management Company beneficially owns 866,200 shares with sole voting power and 933,900 shares with sole dispositive power. These shares are stated to be owned by clients of State Street Research & Management Company, and it disclaims any beneficial interest in them.

(e) Includes stock options for 66,250 shares exercisable within 60 days and 15,000 performance shares, the restrictions on which lapse January 1, 2001, January 1, 2002 and January 1, 2003 in three equal increments.

(f) Includes stock options for 110,211 shares exercisable within 60 days and 15,000 performance shares, the restrictions on which lapse January 1, 2001, January 1, 2002 and January 1, 2003 in three equal increments.

(g) Includes stock options for 40,000 shares exercisable within 60 days and 15,000 performance shares, the restrictions on which lapse January 1, 2001, January 1, 2002 and January 1, 2003 in three equal increments. Also includes 4,000 shares held by Mr. Pustka's wife and 2,000 shares held by trusts for Mr. Pustka's children. Mr. Pustka disclaims beneficial ownership of the shares held by his wife and by his children's trusts.

(h) Includes stock options for 20,000 shares exercisable within 60 days and 10,000 performance shares, the restrictions on which lapse January 1, 2002 and January 1, 2003 in equal increments.

(i)     Includes stock options for 12,667 shares exercisable within 60 days.

(j)     Includes stock options for 18,500 shares exercisable within 60 days.

(k)     Includes stock options for 28,500 shares exercisable within 60 days.

(l)     Includes stock options for 28,500 shares exercisable within 60 days.

(m)     Includes stock options for 28,500 shares exercisable within 60 days.

(n) Includes stock options for 708,412 shares exercisable within 60 days and 155,000 performance shares, the restrictions on which lapse January 1, 2001 as to 50,000 shares, January 1, 2002 as to 55,000 shares and January 1, 2003 as to 50,000 shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Following are the names, ages and titles of Basin's executive officers and members of the Board of Directors.

                 NAME                        AGE                        POSITION
                 ----                        ---                        --------
        Michael S. Smith(1).............      44     Chairman of the Board, President and Chief
                                                        Executive Officer
        Neil L. Stenbuck(1) ............      46     Vice President-Finance, Chief Financial Officer, Treasurer
                                                        and Director
        Howard L. Boigon(1).............      53     Vice President-General Counsel, Secretary and Director
        Thomas J. Corley ...............      40     Vice President-Engineering and Production
        Patrick A. Jackson..............      47     Vice President-Onshore Exploration
        Dalton F. Polasek...............      48     Vice President-Gulf Coast Engineering
        David A. Pustka.................      46     Vice President-Gulf Coast Exploration and Division
                                                        General Manager
        Samuel D. Winegrad .............      41     Vice President-Corporate Development
        Donald H. Anderson(2)(3) .......      51     Director
        John F. Greene(2)(3)............      59     Director
        J. Paul Hellstrom(2)............      59     Director
        Michael A. Nicolais(2)..........      74     Director
        Larry D. Unruh(2)(3)............      49     Director

----------

        (1)    Member of the Executive Committee.

        (2)    Member of the Compensation and Incentive Committee.

        (3)    Member of the Audit Committee.


         MICHAEL S. SMITH is Chairman of the Board, President, Chief Executive Officer, a director and a founder of Basin. Mr. Smith has been Chairman of the Board since 1983 and has been a director since inception. Mr. Smith was elected President and Chief Executive Officer in 1988. Mr. Smith is past president and a director of the Colorado Oil and Gas Association and served on the State of Colorado Governor's Minerals, Energy & Geology Policy Advisory Board.

         NEIL L. STENBUCK is Vice President-Finance, Chief Financial Officer, Treasurer and a director of Basin. He joined Basin in 1995. He was previously with United Meridian Corporation where he served as vice president-capital via the 1994 merger between UMC and General Atlantic Resources, Inc., where he held the same position beginning in 1989. He joined General Atlantic in 1987 as vice president-finance and accounting. Mr. Stenbuck is a certified public accountant.

         HOWARD L. BOIGON is Vice President-General Counsel, Secretary and a director of Basin. Mr. Boigon joined Basin in March 1992. Previously, he had been a partner in the Denver office of Davis, Graham & Stubbs since 1978, having been with the firm since 1973 specializing in the practice of oil and gas law. Mr. Boigon began representing Basin as outside counsel in 1989. He is past president and currently a director of the Colorado Oil and Gas Association and a member of the Advisory Board of the International Oil and Gas Educational Center of the Southwestern Legal Foundation. He has served as Chair of the Mineral Law Section of the Colorado Bar Association and Trustee of the Rocky Mountain Mineral Law Foundation. He has lectured and written on various topics of oil and gas law.

         THOMAS J. CORLEY is Vice President-Engineering and Production of Basin. He joined Basin in March 1996. For the previous three years he was vice president-manager of engineering at St. Mary Land & Exploration Company where he was responsible for the acquisition efforts and engineering functions of the company. From 1983 to 1993 he held various positions of increasing responsibility at General Atlantic Resources, Inc., involving operations, acquisitions and reservoir engineering and served there last as director of acquisitions. Mr. Corley is a member of the Society of Petroleum Engineers and served as a distinguished panel member at the 1995 SPE Annual Meeting.

         PATRICK A. JACKSON is Vice President-Onshore Exploration and Basin. Mr. Jackson joined Basin in February 1999. He spent the previous 19 years actively exploring in the United States and around the world with Amoco Production Company. From 1996 to 1999 Mr. Jackson was a member of a small team that evaluated the risks and opportunities of prospects in Amoco's worldwide portfolio. From 1993 to 1996 he served as Amoco's Onshore United States Exploration Manager. Prior to 1993, his responsibilities included prospect generation and evaluation, and management in the western United States.

         DALTON F. POLASEK, JR. is Vice President-Gulf Coast Engineering of Basin. Mr. Polasek has been employed in that position since February 1996. From 1994 to 1996, he was employed by SMR Energy Income Funds, as vice president of engineering. From 1991 to 1994, Mr. Polasek served as the director of Gulf Coast acquisitions/engineering for General Atlantic Resources. Prior to joining General Atlantic, Mr. Polasek served as manager of planning and business development for Mark Producing Company from 1983 to 1991.

         DAVID A. PUSTKA is Vice President-Gulf Coast Exploration and Division Manager of Basin. He joined Basin in November 1995. From 1992 to 1995 he was vice president in charge of United States exploration for British-Borneo Exploration, Inc., a wholly-owned subsidiary of British-Borneo Petroleum Syndicate, PLC. From 1983 to 1992, he was responsible for exploration activities at Walter Oil & Gas Corporation, a privately held Gulf of Mexico exploration company, becoming a vice president in 1990. Mr. Pustka is a member of the American Association of Petroleum Geologists and the Houston Geological Society.

         SAM D. WINEGRAD is Vice President-Corporate Development of Basin. He joined Basin in August 1995. Mr. Winegrad was previously with United Meridian Corporation where he was vice president-land, the same position he occupied at General Atlantic Resources, Inc. at the time of its merger in 1994 with UMC. He joined General Atlantic in 1985 and became vice president-land in 1987. Mr. Winegrad is a member of the American Association of Professional Landmen.

         DONALD H. ANDERSON is a director of Basin. He was elected to that position in November 1997. He is the vice chairman, president, and chief executive officer of TransMontaigne Inc., a Denver-based company that provides integrated transportation, terminaling, supply, and related services to various users of petroleum products and other products in the downstream sector of the petroleum and chemical industries. Prior to joining TransMontaigne, he was executive director and a principal of Western Growth Capital LLC, a Colorado-based private equity investment and consulting firm. Previously, Mr. Anderson was chairman, president and chief executive officer of PanEnergy Services, PanEnergy's non-jurisdictional operating subsidiary, from December 1994 until PanEnergy's announced merger with Duke Energy in March 1997. In that capacity, he was responsible for PanEnergy's natural gas and electric marketing, natural gas gathering and processing, and crude oil and natural gas liquids trading and pipeline transportation activities. Mr. Anderson was previously president, chief operating officer and director of Associated Natural Gas Corporation, the primary purchaser of our production in the Denver-Julesburg Basin, from 1989 until its merger with PanEnergy in 1994.

         JOHN F. GREENE is a director of Basin. He was elected to that position in February 1996. From 1985 until his retirement in 1995, he served as executive vice president of exploration and production for the Louisiana Land and Exploration Company, where he served on the board of directors from 1989 until his retirement. From 1981 to 1985, Mr. Greene was president and chief executive officer for Milestone Petroleum and then executive vice president of exploration for Meridian Oil and Gas Company via its merger with Milestone. He began his career at Continental Oil Company holding various positions including director of exploratory projects for onshore and offshore offices and division exploration manager for the western United States. Mr. Greene serves as a director of the Colorado Wyoming Reserves Company, an oil and gas exploration company.

         J. PAUL HELLSTROM is a director of Basin. He was elected to that position in March 1992. Mr. Hellstrom was employed by The First Boston Corporation from 1975 to 1989. At the time of his retirement in 1989, Mr. Hellstrom was co-head of First Boston's Real Estate Group, earlier having served as head of its Energy and Project

Finance Groups. Prior to joining First Boston, he was a first vice president in charge of the Project Finance Group at Blyth Eastman Dillon & Co., Inc. and an Assistant Treasurer with Manufacturers Hanover Trust Company. Mr. Hellstrom currently serves as a director of First Reserve Corporation. First Reserve is a direct investor in natural resource and energy-related industries.

         MICHAEL A. NICOLAIS is a director of Basin. He was elected to that position in March 1992. Since April 1993 he has been employed by Carret & Co., Inc. as Senior Managing Director. From June 1991 to April 1993, he was employed by Goldman Capital Management, Inc. as Managing Director. From 1949 to 1991, Mr. Nicolais was employed by The Clark Estates, Inc., serving as president from 1968 to 1990. Mr. Nicolais served as a director of Mesa Petroleum Company from 1969 until 1984.

         LARRY D. UNRUH is a director of Basin. He was elected to that position in March 1992. Since 1982 he has been the managing tax partner at Hein + Associates, certified public accountants. During 1980 and 1981, he was chief financial officer of Otis Energy Inc. Prior to 1980, Mr. Unruh held tax and accounting positions with Hein + Associates, Coopers & Lybrand and Peat, Marwick Mitchell & Co. Mr. Unruh is a certified public accountant and is a member of the Federal Tax Division of American Institute of Certified Public Accountants. Mr. Unruh serves as a director of Altris Software, Inc., an electronic imaging company.

         All directors serve staggered terms of three years and hold office until the annual meeting in the year in which their respective terms expire or until their respective successors are duly elected and qualified. Assuming they are re-elected, the terms of Messrs. Boigon and Hellstrom are scheduled to expire in 2003; the terms of Messrs. Greene, Nicolais and Stenbuck are scheduled to expire in 2002; and the terms of Messrs. Anderson, Smith and Unruh are scheduled to expire in 2001. All officers of Basin serve at the discretion of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director or officer and any other such persons.

COMMITTEES AND MEETINGS

         The Board of Directors has established an Audit Committee and a Compensation and Incentive Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of independent public accountants and reviewing with such accountants the plans for and the results and scope of their auditing engagement, their discoveries, and other matters, including the independence of such accountants. The Audit Committee met three times in 1999. The Compensation and Incentive Committee reviewed on behalf of, and made decisions for, the Board of Directors with respect to compensation for executive officers and key employees and administered Basin's Equity Incentive Plan. The Compensation and Incentive Committee met six times in 1999.

         The Board of Directors met eight times in 1999 by conference call or in person. No director attended fewer than 75 percent of the total meetings of the Board and all committees of the Board of which such director was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Basin's directors and executive officers and persons who are beneficial owners of more than 10% of Basin's common stock ("10% beneficial owners") are required to file reports of their holdings and transactions in Basin's common stock with the Securities and Exchange Commission and furnish Basin with such reports. Based solely upon its review of the copies Basin has received or upon written representations it has obtained from certain of these persons, Basin believes that, as of the date of this proxy statement, all of Basin's directors, executive officers and 10% beneficial owners had complied with all applicable
Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation paid by Basin to the chief executive officer and the next four most highly compensated executive officers for each of Basin's last three fiscal years:

                           SUMMARY COMPENSATION TABLE



                                                                                   LONG-TERM COMPENSATION
                                                                                   -----------------------
                                                                                   RESTRICTED   SECURITIES           ALL
                                              ANNUAL COMPENSATION                     STOCK     UNDERLYING          OTHER
                                        ---------------------------------------      AWARDS       OPTIONS       COMPENSATION
      NAME                      YEAR    SALARY($)     BONUS($)      OTHER($)(1)      ($)(2)         (#)             ($)(3)
      ----                      ----    ---------     --------      -----------    ----------   ----------      ------------

Michael S. Smith                1999     360,000        60,000           --          276,000       50,000           9,600
Chairman of the Board           1998     360,000       180,000           --          300,000      150,000           8,000
    President and Chief         1997     355,000       160,000           --          300,000       40,000           8,975
   Executive Officer

Neil L. Stenbuck                1999     230,000        76,667           --           69,000       25,000           9,600
Vice President and              1998     230,000        95,830           --           75,000       30,000           8,000
   Chief Financial Officer      1997     225,000        75,000           --          110,000       20,000           9,581

Howard L. Boigon                1999     194,150        48,538           --           69,000       25,000           9,600
Vice President and              1998     194,150        37,500           --           75,000       30,000           6,280
   General Counsel              1997     189,150        75,000           --          110,000       10,000           7,680

David A. Pustka                 1999     170,000            --           --           69,000       75,000           9,600
Vice President -                1998     140,000        46,667           --           75,000       30,000           7,373
   Gulf Coast Exploration       1997     129,125        75,000           --          145,000           --           7,748

Patrick A. Jackson              1999     155,833        14,167           --           69,000       60,000           7,650
Vice President -
    Onshore Exploration

----------

(1) The aggregate amount of perquisites and other personal benefits, securities, or property is less than the lesser of $50,000 or 10% of the total of annual salary and bonus for this executive officer for the indicated year.

(2) The amounts reported in this column represent the value at the date of grant of (a) performance shares to be released to the grantee if Basin attains certain performance goals by the end of a three-year performance cycle which begins with the year of award and (b) in 1998 of restricted stock released to the grantee on February 3, 2000. The number of shares of unvested performance shares and restricted stock and the value of such shares calculated at the December 31, 1999 closing price for Basin's common stock were as follows: Mr. Smith, 70,666 shares, and $1,245,488; Messrs. Stenbuck and Boigon 20,000 shares and $352,500; Mr. Pustka 25,000 shares and $440,625; and Mr. Jackson, 5,000 shares and $88,125, respectively.

(3) These amounts reflect contributions made on behalf of the respective individual under Basin's 401(k) Plan, as adjusted.

         The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1999 to Basin's chief executive officer and the other four named executive officers:


                        OPTION GRANTS IN LAST FISCAL YEAR


                                       % of Total
                                         Options
                                         Granted       Exercise                  Grant Date
                            Options   to Employees      or Base                    Present
                            Granted     in Fiscal        Price     Expiration     Value (4)
     Name                    #(1)        Year(2)       ($/Sh)(3)      Date           ($)
     ----                   -------   ------------     ---------   -----------   ----------

Michael S. Smith             50,000        12.3%           13.81          3-29-09  390,174
Neil L. Stenbuck             25,000         6.2%           13.81          3-29-09  195,087
Howard L. Boigon             25,000         6.2%           13.81          3-29-09  195,087
David A. Pustka              75,000        18.5%           12.00          2-01-09  508,462
Patrick A. Jackson           60,000        14.8%           12.00          2-01-09  406,770

--------------
(1) The options become fully exercisable in either three (for Messrs. Jackson and Pustka) or four years, vesting in equal annual installments over the vesting period from the date of grant, with a ten-year term. The plan pursuant to which the options were granted provides for tax withholding rights at the discretion of the Compensation and Incentive Committee.

(2) Basin granted options representing 405,000 shares to employees in fiscal 1999.

(3) The exercise price may be paid in cash, in shares of Basin common stock (valued at fair market value at time of exercise), or by a combination of the two, as may be determined by the Compensation and Incentive Committee.

(4) The grant date present value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk free rate of 5.5%; expected dividend yield of 0%; expected life of 5 years; and expected volatility of 60%. Basin does not believe that the values estimated by the Black-Scholes model, or any other model, are necessarily indicative of the values to be realized. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. There can be no assurances that the amounts reflected in this table will be achieved.

         The following table shows the number of shares covered by all exercisable and unexercisable stock options held by the named executive officers as of December 31, 1999, as well as the value of unexercised "in the money" options at such date.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          FISCAL YEAR-END OPTION VALUES

                                                                               VALUE OF UNEXERCISED
                                                 NUMBER OF UNEXERCISED             IN-THE-MONEY
                        SHARES       VALUE        OPTIONS AT 12/31/99       OPTIONS AT 12/31/99($) (1)
                      ACQUIRED ON   REALIZED      -------------------       --------------------------
  NAME               EXERCISE (#)     ($)      EXERCISABLE UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
  ----               ------------   --------   ----------- -------------    -----------  -------------

Michael S. Smith            --           --        94,167      175,833        285,365      538,385
Neil L. Stenbuck        50,000      593,125        45,833       54,167        455,104      225,208
Howard L. Boigon         5,039       96,686        93,128       50,833        758,769      189,792
David A. Pustka             --           --         7,500       97,500         19,688      480,938
Patrick A. Jackson          --           --            --       60,000             --      337,500

----------

(1) Amounts shown represent aggregated fair market value at the share price on December 31, 1999 of $17.63 per share less aggregate exercise price of the unexercised in-the-money options held. These values have not been, and may never be, realized. Actual gains, if any, on exercise will depend on the value of the common stock on the date of exercise.

EMPLOYMENT CONTRACTS

         Basin has entered into a three-year, automatically renewable management contract with Mr. Smith providing for his services as President and Chief Executive Officer. The agreement includes provisions relating to non-competition during employment by Basin, the right to compete following termination (except with respect to corporate opportunities known to him prior to termination in the event of a voluntary termination by Mr. Smith), a base salary of $300,000 subject to annual increase by the Board of Directors, annual bonus compensation, reimbursement for financial and tax planning, an automobile allowance, and other perquisites, compensation equal to three years base salary and bonus compensation payable over time or in a lump sum in the event of a change of control of Basin, disability payments to Mr. Smith at 75% of base salary, $1,000,000 of term life insurance, participation in Basin's benefit plans, confidentiality and related matters.

         Basin has entered into employment agreements with Messrs. Boigon, Corley, Polasek, Stenbuck and Winegrad providing that in the event of a change in control of Basin (as defined in the agreement) and either the subsequent termination of their employment without cause or their resignation for "good reason" as defined in the agreement, they will receive compensation equal to three times their salary and bonus plus the accelerated vesting of all stock options and other incentive awards. "Good reason" for purposes of the agreement is defined to include, among others, alteration of duties, responsibilities or title, reduction in salary, relocation of principal office, or termination of Mr. Smith's service as chief executive officer.

         Basin has entered into employment agreements with Messrs. Jackson and Pustka containing change of control, termination, salary and bonus provisions. Mr. Pustka is also entitled to participate in Basin's Gulf Coast Geoscientist Overriding Royalty Plan, pursuant to which Basin grants overriding royalty interests in certain Gulf Coast properties. Mr. Jackson is entitled to participate in Basin's Onshore Overriding Royalty Plan, pursuant to which Basin grants overriding royalty interests to Basin's onshore exploration group on exploration prospects acquired or generated by Basin as a result of the efforts of that group.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of Basin (the "Non-Employee Directors") receives an annual retainer of $28,000 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors.

         In addition, Basin has adopted an Equity Incentive Plan which contains provisions for incentive awards in which only Non-Employee Directors will be eligible to participate. A total of 150,000 shares of common stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in Basin's capitalization resulting from stock splits, stock dividends and similar events. Non-employee directors are granted options to purchase 10,000 shares which vest in equal installments over a three-year period upon being named to the Board of Directors, and options to purchase an additional 3,000 shares which vest in one year are granted to each non-employee director once during each fiscal year following election to the Board. The Equity Incentive Plan is administered by the Board of Directors.

         Each option granted to Non-Employee Directors expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value on the date of grant of the option. The option price may be paid in cash or by surrendering to Basin outstanding common stock already owned by the optionee, valued at fair market value, or by a combination of such means of payment, as may be determined by the Board. Options granted to Non-Employee Directors pursuant to the Equity Incentive Plan may not be exercised more than three months after the option holder ceases to be a director of Basin, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or his estate, as the case may be), for a period of up to one year after the date of death or permanent or total disability. Options granted to directors under the Equity Incentive Plan will be treated as non-statutory stock options under the Internal Revenue Code.

                   COMPENSATION AND INCENTIVE COMMITTEE REPORT

COMPENSATION PHILOSOPHY

         The Compensation and Incentive Committee is comprised of the non-employee directors of Basin. The Committee determines payment amounts and award levels for Basin's executive officers and makes the decisions regarding grants of stock-based compensation under Basin's Equity Incentive Plan. At present, the executive compensation program is comprised of salary, cash bonus, long-term incentive opportunities in the form of stock options, performance shares and restricted stock, and benefits typically offered.

         Basin continued to make meaningful progress in 1999 and has positioned itself for a successful year in 2000. Notwithstanding a difficult commodity price environment during the first quarter, Basin achieved significant, in some cases record, levels in many important performance measures for the year. These included record levels of production, revenue and cash flow and an improvement in earnings to $12 million from a $29 million net loss in 1998. Basin expanded its production base in the Gulf from 14 producing properties at the end of 1998 to 19 by the end of 1999, and entered the current year with discovery wells on six more properties under development for first production. Fifteen of 21 wells drilled during the year, or 71%, were successful, and that success will continue to fuel Basin's growth in 2000. Basin replaced 192% of its production in 1999, adding 62.5 Bcfe primarily through its drilling activities. Notwithstanding the drilling of 17 exploratory wells, its prospect inventory increased from 41 at year-end 1998 to 43 at year-end 1999, representing more than a two-year drilling inventory.

         Basin continued to improve its operating efficiencies. Lease operating costs declined from $0.38 per Mcfe in 1998 to an average of $0.33 in 1999. General and administrative expenses declined from $0.18 per Mcfe in 1998 to $0.15 per Mcfe in 1999. In the aggregate, these per-unit costs compare favorably with those of industry leaders.

         In addition to these operational successes, Basin significantly strengthened its balance sheet and financial flexibility with a successful public offering of 4.3 million shares, which netted $67 million. At year end, Basin's debt-to-capital ratio was 16%, an improvement from 46% at year-end 1998 and leaving Basin's financial leverage among the lowest in the industry.

         Basin also expanded its onshore exploration capability in 1999, adding management and technical staff and beginning internal prospect generation. Exploration results were modest, but a good foundation has been established for future success.

         These results, while positive, nevertheless fell short of management's internal goals. Basin's production fell from second quarter levels in the third and fourth quarters, and its reserve additions were lower than the prior year's. While Basin's share price did improve by 40% in 1999, to close at $17.63, this merely matched the growth of the S&P SmallCap 600 O&G E&P Index, Basin's peer group for corporate performance. Basin's stock price has also declined and under-performed its peer group in early 2000.

         The Committee has accordingly been faced with a mixed performance to evaluate in 1999. In evaluating this performance for compensation purposes, the Committee has continued to be guided by reports it has commissioned from William
M. Mercer, Inc., which have compared the compensation of Basin's executives to the executive compensation levels of industry peer groups, on both an individual and aggregate basis. This year, the Committee specifically directed management and Mercer to develop a peer group for compensation purposes that more closely tracked Basin's size and scope of operations. This resulted in a group of 12 public companies. That peer group averaged an 18% increase in shareholder return in 1999 with a median performance of 21% increase. Mercer also used proprietary survey data of private energy companies to prepare its report to the Committee. Based on that report, and on continuing discussions with Mercer representatives as well as on other data obtained by the Committee, the Committee's objective is to recognize meaningful individual performance consistent with keeping Basin's executive compensation competitive with its peers. In making this determination, the Committee has determined to emphasize total compensation rather than simply cash-based compensation, i.e., the aggregation of not only salary and bonus but also stock options, performance shares and other incentive awards.

SALARIES

         The Committee establishes the salaries of the executive officers to the extent not specified in employment agreements. The contract of Mr. Pustka was renewed and extended in 1999 for another three years, and accordingly his salary was established at a negotiated level. The salary of Mr. Jackson was also negotiated when he signed an employment contract with Basin early in 1999. No other executive has an employment agreement establishing compensation. For executives without governing provisions of employment agreements, the Committee elected not to raise salaries for 1999. In part, this reflected the Committee's assessment of the data provided by Mercer and in part it reflected the Committee's intent to focus on total compensation, including incentives, in maintaining the competitiveness of its executive compensation.

         CEO Salary. The salary of Mr. Smith was initially established by the employment contract he signed with Basin upon consummation of Basin's initial public stock offering in May 1992. Under that contract, the Committee can determine to increase Mr. Smith's salary but cannot decrease it below 1992 levels, i.e., $300,000. For 1999 Mr. Smith received no salary increase. The Committee intends to continue to evaluate Mr. Smith's salary in comparison to the salaries of CEOs and chairmen of Basin's peer group but intends to continue to emphasize incentive compensation for Mr. Smith based on corporate success rather than salary increases.

BONUSES

         In its decisions with respect to bonuses for 1999 performance, the Committee determined that the accomplishment most deserving of special recognition was Basin's significant strengthening of its balance sheet through its successful public stock offering. This has positioned Basin among the leaders in its sector in the low level of its debt to total capitalization and has given the company significant financial flexibility to support pursuit of future growth opportunities. On the technical side, Basin's performance in 1999 fell short of internal goals; much of the company's financial and operational accomplishments in 1999 were attributable to drilling successes in previous years that were developed and brought on-line during the year. Our projections of production growth in 2000 have been lowered from earlier projections as a result. Basin's return to shareholders, inclusive of the decline in our stock price in early 2000, reflected this disappointment.

          Accordingly, the Committee awarded bonuses aggregating $176,500 to executives other than Mr. Smith for 1999, or 14.8% of total executive salaries (not including Mr. Smith's) in 1999, and oriented those bonuses toward executives with financial and corporate responsibilities rather than toward those with technical responsibilities. This represents a 46% reduction of executive bonuses from 1998, a year in which we replaced 350% of our production, doubled our revenues, and increased our year-end prospect inventory by a third. Our technical performance fell short of our own high expectations in 1999, and bonuses were adjusted to reflect that fact.

         CEO Bonus. For the same reasons, the Committee awarded a cash bonus to Mr. Smith in the amount of $60,000, or 16.67% of his salary. This bonus was approximately 67% less than his cash bonus for 1998. Taking due account of Basin's strong financial performance, but also considering Basin's failure to achieve certain internal goals, including reserves growth targets, the Committee determined that a modest bonus for Mr. Smith best expressed the importance of continuing the company's commitment to technical success and growth.

INCENTIVE AWARDS

         Basin's Equity Incentive Plan is designed to align a significant portion of the executive compensation program with stockholder interests. The Equity Incentive Plan permits the granting of several different types of stock-based awards. The Committee believes that it is important to use stock options and performance shares for its executive officers as a cornerstone of incentive compensation to tie their remuneration directly to the growth of stockholder value and the accomplishment of corporate goals. The Committee's objective is to create a total compensation package for executives which is competitive and incentive-oriented. Accordingly, the Committee continues to look for ways to improve Basin's executive incentive program. In that regard, the Committee has extended the vesting period of executive stock options from three years to four years to enhance their retention effect.

         For similar reasons, the Committee approved in 1999, and stockholders subsequently ratified, an increase in the availability of shares under the Equity Incentive Plan from 2,145,470 to 2,345,470. These additional 200,000 shares are to be used exclusively for performance share awards under the Equity Incentive Plan. The effect of this increase was to free up 200,000 shares for stock options (and restricted stock, if appropriate) for use in recruiting new key employees and in creating meaningful employment incentives for existing senior management. Stock options were a significant factor in Basin's ability to attract the new executive officers, other officers, key managers, and Gulf Coast geoscientists in past years, and in attracting Basin's new onshore exploration team during 1999. Stock options were also important in the renewal of the employment agreement of David Pustka, head of Basin's Gulf of Mexico division, in 1999. Equally as important is the fact that the new shares will be awarded exclusively as performance shares, which the Committee believes is an especially effective motivational and retention tool. It will give the Committee increased flexibility to make performance share awards for additional three-year performance cycles until the Equity Incentive Plan expires in 2002.

         The Committee made its third award of performance shares in 1999. For the 1999 award, as with prior awards, Basin must meet a minimum threshold of performance as to each stated performance goal for the three-year performance cycle before any performance shares are actually earned. The percentage earned by participating employees can range from 0 to 150% of the amounts awarded, depending upon the results obtained for each of the performance goals. No award is actually earned until the end of the performance cycle, when achievement of the performance goals is determined.

         The Committee awarded a total of 55,000 performance shares in the aggregate to all executive officers for the 1999-2001 performance cycle, based upon the following performance criteria:

         1. One-third based upon Basin's three-year average total stockholder return relative to the performance of a peer group of companies used for annual comparison of Basin's stock performance in its proxy statements;

         2. One-third based upon Basin's three-year average increase in value of proved reserves, excluding effects of price changes;

         3. One-third based upon Basin's three-year average of long-term debt per Mcfe of reserves.

         At year-end, the Committee calculated the final award for the first three-year performance cycle granted in 1997. The Committee determined that Basin had achieved 116.7% of the performance goals for that three-year period, exceeding the stockholder return target, exceeding the reserves growth target, and underperforming the target for working capital provided by operations. Accordingly, a total of 64,185 performance shares were earned by senior management to reflect the aggregate performance against these targets.

         In addition to performance shares, in 1999 the Committee approved awards of stock options covering a total of 135,000 shares to certain executive officers other than Messrs. Jackson and Pustka (who each signed new employment agreements in 1999 providing for stock option grants of 60,000 and 75,000 shares, respectively) and other than Mr. Smith. The awards ranged between 25,000 and 35,000 shares per officer. Prior to these grants, the executive officers as a group held a total of 509,000 stock options (not including those held by Mr. Smith), or an average of 84,833 per officer. In considering these new awards, the Committee reviewed analyses (based on data for 1997, the last year for which information was available at the time these awards were made in March 1999) prepared by Mercer of the stock ownership of executive officers of Basin's peer group companies and determined that these grants should position Basin's executive officers as a group approximately at the median of their peer group for total compensation (i.e., including all cash and incentive-based compensation). As with bonuses, the Committee views such peer group analysis as helpful but not controlling in its long-term compensation awards and intends to continue to exercise its subjective judgment as to the appropriate level and type of awards to serve as performance incentives and maximize stockholder return.

         CEO Incentive Awards. In 1999, the Committee awarded 15,000 performance shares to Mr. Smith for the 1999-2001 performance cycle and awarded him a total of 50,000 stock options. The Committee expects to continue to award performance shares and stock options to Mr. Smith to reflect his importance to Basin's growth and to align his interests with those of other stockholders. Although the Committee reviewed incentive awards for CEO's in Basin's peer group, as summarized for the Committee by Mercer, the Committee based Mr. Smith's award on what it believed to be an effective and appropriate level of inducement to foster the growth in Basin's performance that would benefit stockholders.

SECTION 162(m) POLICY

Under Section 162(m) of the Internal Revenue Code, and applicable regulations, public companies are precluded from deducting for tax purposes compensation paid to executive officers in excess of $1 million unless the compensation is performance-based within the requirements of the regulations. Basin's Incentive Plan awards are intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) so that the deduction disallowance should not be applicable to compensation paid to executive officers in the form of stock options and performance shares. In order to eliminate any doubt on whether such awards meet the criteria of Section 162(m), the stockholders approved in 1999 amendments to Basin's Equity Incentive Plan that specified the criteria that could be used. The Committee currently does not anticipate that the compensation of any executive officer during 2000 will exceed the limits on deductibility for 2000. The Committee has not established a formal policy on the extent to which its compensation decisions would be affected by the deductibility limits of Section 162(m) but in determining a policy for future periods, the Committee would expect to consider a number of factors, including Basin's tax position, the materiality of amounts likely to be involved, and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.


                                       Donald H. Anderson
                                       John F. Greene
                                       J. Paul Hellstrom, Chairman
                                       Michael A. Nicolais
                                       Larry D. Unruh

PERFORMANCE GRAPH

         The following graph compares the total shareholder return on Basin's common stock with the performance of the S&P SmallCap 600 Oil & Gas Exploration and Production (O&G E&P) Index and the Nasdaq Composite Index for the period December 1994 through December 1999. The graph assumes that the value of the investment in Basin's common stock and in each index was $100 on December 31, 1994 and that all dividends were reinvested.


                                    [GRAPH]

                            Dec-94    Dec-95    Dec-96    Dec-97    Dec-98    Dec-99
Basin Exploration, Inc.       100        45        57       161       114       160
S&P SmallCap 600 (O&G E&P)    100       121       206       186       112       157
Nasdaq Stock Market-US        100       141       174       213       300       542

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

         Set forth below is a description of transactions entered into between Basin and certain of its officers, directors, and/or employees during the last fiscal year.

         Overriding Royalty Plans. David Pustka, vice president and general manager of Basin's Gulf Coast Division, participates in Basin's Gulf Coast Geoscientist Overriding Royalty Plan. Pursuant to that Plan, in 1999 Mr. Pustka received overriding royalties averaging 0.625% burdening Basin's initial interests in ten leases with exploratory prospects situated in waters offshore the Gulf of Mexico.

         Basin has also created an onshore overriding royalty plan comparable to the offshore plan for the benefit of Patrick Jackson, vice president - onshore exploration, and certain other members of his exploration group. Under this plan, the members of the onshore exploration group will participate in overriding royalties to be granted by Basin on onshore property acquired or generated by them. Mr. Jackson received overriding royalties averaging 0.625% burdening Basin's initial interests in three onshore prospects in 1999.

                    DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals for inclusion in the Proxy Statement for the 2001 Annual Meeting of Stockholders must be received at the principal executive offices of Basin no less than 90 or more than 120 days before the annual meeting to be held in 2001.

                                  ANNUAL REPORT

         1999 Annual Report to Stockholders. The Annual Report to Stockholders of Basin for the fiscal year ended December 31, 1999, is enclosed. The Annual Report, which includes audited financial statements, does not form any part of the materials for the solicitation of proxies.


         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING.


                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ HOWARD L. BOIGON
                                     -----------------------------------
                                     HOWARD L. BOIGON
                                     Secretary

March 29, 2000

PROXY
                            BASIN EXPLORATION, INC.

       UNTIL MAY 8, 2000:                AFTER MAY 8, 2000:
  370 17th Street, Suite 3400        1670 Broadway, Suite 2800
     Denver, Colorado 80202         Denver, Colorado 80202-4801

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Michael S. Smith and Neil L. Stenbuck and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Basin Exploration, Inc. held of record by the undersigned on March 24, 2000, or with respect to which the undersigned is otherwise entitled to vote or act, at the Annual Meeting of Stockholders to be held on May 11, 2000 or any adjournment thereof.

1. Election of Directors

   [ ] FOR all nominees listed below (except as marked   [ ] WITHHOLD AUTHORITY to vote for all nominees
       to the contrary below, see instructions)              listed below

                     Howard L. Boigon and J. Paul Hellstrom

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.

2. Proposal to approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such business as may properly come before the meeting or any adjournment thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for Director designated by the Board of Directors if one or more of the persons named in Proposal 1 above is unable to serve as a Director.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSALS 1, 2, AND 3.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IN THE ABSENCE OF INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3.

Dated:__________, 2000
                                          Receipt of Notice of the Annual
                                          Meeting of Stockholders and the
                                          accompanying Proxy Statement is hereby
                                          acknowledged. Please sign exactly as
                                          name appears below. When shares are
                                          held by joint tenants, both should
                                          sign. When signing as attorney, as
                                          executor, administrator, trustee, or
                                          guardian, please give full title as
                                          such. If a corporation, please sign in
                                          full corporate name by President or
                                          other authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized person.

                                          --------------------------------------
                                                 Signature of Stockholder

                                          --------------------------------------
                                                Signature if held jointly

                                          PLEASE MARK, SIGN, DATE, AND RETURN
                                          THE PROXY CARD PROMPTLY USING THE
                                          ENCLOSED ENVELOPE.